As filed with the Securities and Exchange Commission on June 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MONTE ROSA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-3766197
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

645 Summer Street, Suite 102

Boston, Massachusetts 02210

(Address of Principal Executive Offices)

Monte Rosa Therapeutics, Inc. 2020 Stock Option and Grant Plan

Monte Rosa Therapeutics, Inc. 2021 Stock Option and Incentive Plan

Monte Rosa Therapeutics, Inc. 2021 Employee Stock Purchase Plan

(Full Title of the Plans)

Markus Warmuth, M.D.

President and Chief Executive Officer

Monte Rosa Therapeutics, Inc.

645 Summer Street, Suite 201

Boston, Massachusetts 02210

(617) 949-2643

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert E. Puopolo, Esq.

Marishka DeToy, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	4,404,927 shares(2)	$4.55(3)	$20,042,417.85	$2,186.63
Common Stock, $0.0001 par value per share	4,903,145 shares(4)	$19.00(5)	$93,159,755.00	$10,163.73
Common Stock, $0.0001 par value per share	439,849 shares(6)	$16.15(7)	$7,103,561.35	$775.00
Total	9,747,921 shares		$120,305,734.20	$13,125.36

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the registrant’s 2021 Stock Option and Incentive Plan (the “2021 Plan”), the registrant’s 2020 Stock Option and Grant Plan (the “2020 Plan”), and the registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents shares of common stock issuable upon the exercise of outstanding stock options awards under the 2020 Plan as of the date of this Registration Statement. No further grants will be made under the 2020 Plan. To the extent outstanding awards granted under the 2020 Plan are cancelled, forfeited or held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by the registrant prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance as shares of common stock under the 2021 Plan. See footnote 4 below.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $4.55 per share, which is the weighted-average exercise price per share (rounded to the nearest cent) of the outstanding stock option awards under the 2020 Plan as of June 23, 2021.

(4)

Represents 4,903,145 shares of common stock reserved for issuance under the 2021 Plan. In addition to the shares registered hereunder, to the extent that awards outstanding under the 2021 Plan or the 2020 Plan as of the date of this Registration Statement are cancelled, forfeited or held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by the registrant prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance as shares of common stock under the 2021 Plan. The 2021 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2021 Plan on January 1 of each year beginning January 1, 2021. The number of shares added each January 1 will be equal to the lesser of: (i) 5% of the outstanding shares on the immediately preceding December 31 or (ii) such amount as determined by the registrant’s Compensation, Nomination and Corporate Governance Committee thereof.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $19.00 per share, which is the initial public offering price per share of the registrant’s common stock set forth on the cover page of the registrant’s prospectus dated June 23, 2021, relating to its initial public offering.

(6)

Represents 439,849 shares of common stock reserved for future issuance under the 2021 ESPP. The 2021 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2021 ESPP on January 1 of each year beginning January 1, 2022. The number of shares added each January 1 will be equal to the least of: (i) 1% of the outstanding shares on the immediately preceding December 31, (ii) 439,849 shares of common stock, or (iii) such lesser amount as determined by the Compensation, Nomination and Corporate Governance Committee of the registrant’s Board of Directors.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act, and based on 85% of $19.00, which is the initial public offering price per share of the registrant’s common stock set forth on the cover page of the registrant’s prospectus dated June 23, 2021 relating to its initial public offering. Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value per share of common stock on the first trading day of the applicable offering period or on the exercise date of the applicable offering period, whichever is less.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:

(a)

The prospectus filed by the registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on June 25, 2021, relating to the Registration Statement on Form S-1, as amended (File No. 333-256773), which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)

The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A (File No. 001-40522), filed by the registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 21, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws to be in effect upon the closing of our initial public offering that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Fourth Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256773)).

Exhibit No.	Description

4.2	Form of Amended and Restated By-laws (Incorporated by reference to Exhibit 3.4 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-256773)).

4.3	Second Amended and Restated Investors’ Rights Agreement among the registrant and certain of its stockholders, dated March 11, 2021 (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-256773)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

99.1	2020 Stock Option and Grant Plan, as amended and restated, and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-256773)).

99.2*	2021 Stock Option and Incentive Plan and forms of award agreements thereunder.

99.3	2021 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-256773)).

*	Filed herewith.

Item 9. Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 25th day of June, 2021.

MONTE ROSA THERAPEUTICS, INC.

By:	/s/ Markus Warmuth
Markus Warmuth President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Markus Warmuth and Ajim Tamboli, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Markus Warmuth Markus Warmuth	President, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2021

/s/ Ajim Tamboli Ajim Tamboli	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 25, 2021

/s/ Alexander Mayweg Alexander Mayweg	Chairman and Director	June 25, 2021

/s/ Bradley J. Bolzon Bradley J. Bolzon	Director	June 25, 2021

/a/ Ali Behbahani Ali Behbahani	Director	June 25, 2021

/s/ Kimberly L. Blackwell Kimberly L. Blackwell	Director	June 25, 2021

Name	Title	Date

/s/ Andrew Schiff Andrew Schiff	Director	June 25, 2021

/s/ Chandra P. Leo Chandra P. Leo	Director	June 25, 2021

/s/ Christine Siu Christine Siu	Director	June 25, 2021